Exhibit 99.1
Silvergate Capital Corporation Announces Third Quarter 2021 Results
La Jolla, CA, October 19, 2021 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three and nine months ended September 30, 2021.
Third Quarter 2021 Highlights
•Net income available to common shareholders for the quarter was $23.5 million, or $0.88 per diluted share, compared to net income of $20.9 million, or $0.80 per diluted share, for the second quarter of 2021, and net income of $7.1 million, or $0.37 per diluted share, for the third quarter of 2020
•The Silvergate Exchange Network (“SEN”) handled $162.0 billion of U.S. dollar transfers in the third quarter of 2021, a decrease of 32% compared to $239.6 billion in the second quarter of 2021, and an increase of 342% compared to $36.7 billion in the third quarter of 2020
•Total SEN Leverage commitments were $322.5 million at September 30, 2021, compared to $258.5 million at June 30, 2021, and $35.5 million at September 30, 2020
•Digital currency customer related fee income for the quarter was $8.1 million, compared to $11.3 million for the second quarter of 2021, and $3.3 million for the third quarter of 2020
•Digital currency customers grew to 1,305 at September 30, 2021, compared to 1,224 at June 30, 2021, and 928 at September 30, 2020
•Average digital currency customer deposits grew to $11.2 billion during the third quarter of 2021, compared to $9.9 billion during the second quarter of 2021
•Completed previously announced $200 million depository share offering, for net proceeds of $193.7 million after deducting underwriting discounts and offering expenses
Alan Lane, president and chief executive officer of Silvergate, commented, “Silvergate had another great quarter, underscored by record quarterly pre-tax income, continued platform growth, and an expanding balance sheet. In the third quarter we grew average digital currency deposits to $11.2 billion, the highest in our history, added new digital currency customers to the SEN, and further increased SEN Leverage commitments and balances. Our strong results and increasingly diverse earnings stream highlight the important roles that we play in serving our customers in the still nascent digital currency industry.”

	As of or for the Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020

Financial Highlights	(Dollars in thousands, except per share data)
Net income available to common shareholders	$23,492	$20,935	$7,060
Diluted earnings per common share	$0.88	$0.80	$0.37
Return on average assets (ROAA)(1)	0.75%	0.77%	1.13%
Return on average common equity (ROACE)(1)	10.45%	10.40%	10.14%
Net interest margin(1)(2)	1.26%	1.16%	3.19%
Cost of deposits(1)(3)	0.00%	0.00%	0.01%
Cost of funds(1)(3)	0.01%	0.01%	0.07%
Efficiency ratio(4)	43.20%	50.69%	61.74%
Total assets	$12,776,621	$12,289,476	$2,620,573
Total deposits	$11,662,520	$11,371,556	$2,281,108
Book value per common share	$33.10	$32.84	$15.18
Tier 1 leverage ratio	8.71%	7.91%	10.36%
Total risk-based capital ratio	51.13%	48.00%	24.68%
________________________
(1)Data has been annualized.
(2)Net interest margin is a ratio calculated as annualized net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.
(3)Cost of deposits and cost of funds for the second quarter of 2020 includes interest expense and accelerated premium amortization expense related to callable brokered certificates of deposit that were called during the second quarter of 2020.
(4)Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Currency Initiative
At September 30, 2021, the Company’s digital currency customers increased to 1,305 from 1,224 at June 30, 2021, and from 928 at September 30, 2020. At September 30, 2021, prospective digital currency customer leads in various stages of the customer onboarding process and pipeline remained above 200. For the third quarter of 2021, $162.0 billion of U.S. dollar transfers occurred on the SEN, a 32% decrease from $239.6 billion transfers in the second quarter of 2021, and an increase of 342% compared to $36.7 billion in the third quarter of 2020. Based on digital currency industry transaction data provided by Coin Metrics, bitcoin and ether dollar trading volumes decreased by 43% during the third quarter of 2021 compared to the second quarter of 2021. The Company will no longer provide data related to the number of SEN transactions conducted quarterly but will continue to report quarterly SEN dollar volumes as industry data from Coin Metrics is more highly correlated to this metric.

Results of Operations, Quarter Ended September 30, 2021
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
The Company’s securities portfolio includes tax-exempt municipal bonds with tax-exempt income from these securities calculated and presented below on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $39.0 million for the third quarter of 2021, compared to $31.2 million for the second quarter of 2021, and $19.4 million for the third quarter of 2020.
Compared to the second quarter of 2021, net interest income increased $7.8 million, due to increased interest income, with the largest driver being higher balances of securities, while interest expense remained flat. Average total interest earning assets increased by $1.5 billion for the third quarter of 2021 compared to the second quarter of 2021, primarily due to increased digital currency related deposits that were invested in securities in the second and third quarter of 2021. The average yield on interest earning assets increased from 1.17% for the second quarter of 2021 to 1.27% for the third quarter of

2021, primarily due to a higher proportion of securities and a lower proportion of lower yielding interest earnings deposits in other banks. Average interest bearing liabilities decreased $20.6 million for the third quarter of 2021 compared to the second quarter of 2021, due to a decrease in interest bearing deposits. The average rate paid on total interest bearing liabilities increased from 1.02% for the second quarter of 2021 to 1.17% for the third quarter of 2021, driven by the decrease in lower cost interest bearing deposits, which resulted in a larger proportion of higher cost subordinated debentures as a percentage of total interest bearing liabilities.
Compared to the third quarter of 2020, net interest income increased $19.6 million, due to an increase of $19.5 million in interest income and a decrease of $0.1 million in interest expense. Average total interest earning assets increased by $9.8 billion for the third quarter of 2021 compared to the third quarter of 2020, due to an increase in noninterest bearing deposits, which resulted in higher levels of interest earning deposits in other banks and securities. In addition, average loans increased by 23.4% due to increases in mortgage warehouse loans, driven by elevated mortgage refinance activity and increased SEN Leverage lending, which was launched in the first quarter of 2020. The average yield on total interest earning assets decreased from 3.25% for the third quarter of 2020 to 1.27% for the third quarter of 2021, primarily due to interest earning deposits in other banks being a greater percentage of interest earning assets, and lower yields on recently purchased securities. Average interest bearing liabilities decreased $156.7 million for the third quarter of 2021 compared to the third quarter of 2020, due to reduced FHLB advances in 2021 and lower balances of interest bearing deposits. The average rate on total interest bearing liabilities increased from 0.60% for the third quarter of 2020 to 1.17% for the third quarter of 2021, primarily due to the decrease in lower cost FHLB advances and interest bearing deposits, which resulted in a larger proportion of higher cost subordinated debentures as a percentage of total interest bearing liabilities.
Net interest margin for the third quarter of 2021 was 1.26%, compared to 1.16% for the second quarter of 2021, and 3.19% for the third quarter of 2020. The increase in the net interest margin compared to the second quarter of 2021 was primarily driven by the increase in the proportion of securities compared to lower yielding interest earning deposits in other banks. The net interest margin decrease from the third quarter of 2020 was primarily due to a higher proportion of interest earning deposits as a percentage of total interest earning assets, as well as lower yields on securities due to a declining interest rate environment.

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$4,104,776	$1,755	0.17%	$5,603,397	$1,599	0.11%	$245,855	$196	0.32%
Taxable securities	5,449,202	14,000	1.02%	2,937,659	8,324	1.14%	679,277	3,746	2.19%
Tax-exempt securities(1)	1,187,452	6,347	2.12%	698,149	3,953	2.27%	267,511	2,177	3.24%
Loans(2)(3)	1,493,590	16,972	4.51%	1,541,373	17,158	4.46%	1,209,884	13,527	4.45%
Other	31,028	195	2.49%	29,394	466	6.36%	15,112	116	3.05%
Total interest earning assets	12,266,048	39,269	1.27%	10,809,972	31,500	1.17%	2,417,639	19,762	3.25%
Noninterest earning assets	197,477			121,288			68,327
Total assets	$12,463,525			$10,931,260			$2,485,966
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$76,898	$26	0.13%	$97,463	$35	0.14%	$108,755	$57	0.21%
FHLB advances and other borrowings	1	—	0.00%	44	—	—	124,886	65	0.21%
Subordinated debentures	15,839	247	6.19%	15,836	252	6.38%	15,825	257	6.46%
Total interest bearing liabilities	92,738	273	1.17%	113,343	287	1.02%	249,466	379	0.60%
Noninterest bearing liabilities:
Noninterest bearing deposits	11,305,650			9,980,680			1,935,661
Other liabilities	50,657			29,586			23,860
Shareholders’ equity	1,014,480			807,651			276,979
Total liabilities and shareholders’ equity	$12,463,525			$10,931,260			$2,485,966
Net interest spread(4)			0.10%			0.15%			2.65%
Net interest income, taxable equivalent basis		$38,996			$31,213			$19,383
Net interest margin(5)			1.26%			1.16%			3.19%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,333)			(830)			(457)
Net interest income, as reported		$37,663			$30,383			$18,926
________________________
(1)Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.
(2)Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(3)Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5)Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company did not record a provision for loan losses for the third quarter of 2021, the second quarter of 2021, or for the third quarter of 2020 as a result of management’s assessment of the level of the allowance for loan losses, and the amount and mix of the loan portfolio, among other factors.
Noninterest Income
Noninterest income for the third quarter of 2021 was $14.0 million, an increase of $2.0 million, or 16.3%, from the second quarter of 2021. The primary driver of this increase was a $5.2 million gain on sale of securities offset by a $3.1 million, or 27.7%, decrease in deposit related fees as a result of lower cash management fees from digital currency related customers.

Noninterest income for the third quarter of 2021 increased by $10.1 million, or 254.2%, compared to the third quarter of 2020. This increase was primarily due to a $5.2 million increase in gain on sale of securities and a $4.9 million, or 148.1%, increase in deposit related fees, partially offset by a $0.1 million, or 12.3% decrease in mortgage warehouse fee income.

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$665	$753	$758
Service fees related to off-balance sheet deposits	—	—	1
Deposit related fees	8,171	11,308	3,293
Gain on sale of securities, net	5,182	—	—
Loss on sale of loans, net	—	—	(96)
Other income	24	8	8
Total noninterest income	$14,042	$12,069	$3,964
Noninterest Expense
Noninterest expense totaled $22.3 million for the third quarter of 2021, an increase of $0.8 million, or 3.8%, compared to the second quarter of 2021, and an increase of $8.2 million, or 58.1%, compared to the third quarter of 2020. The increase in noninterest expense compared to prior quarter was due to an increase in salaries and employee benefits and federal deposit insurance. The increase in noninterest expense from the third quarter of 2020 was primarily driven by increased federal deposit insurance expense resulting from the significant growth in digital currency deposits and by ongoing investments related to strategic growth initiatives.

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$10,729	$10,260	$8,899
Occupancy and equipment	523	599	845
Communications and data processing	1,793	1,796	1,389
Professional services	2,471	2,594	1,207
Federal deposit insurance	4,297	3,844	209
Correspondent bank charges	572	812	403
Other loan expense	299	280	60
Other general and administrative	1,655	1,334	1,121
Total noninterest expense	$22,339	$21,519	$14,133
Income Tax Expense (Benefit)
Income tax expense was $5.9 million for the third quarter of 2021, compared to a benefit of $2,000 for the second quarter of 2021, and an expense of $1.7 million for the third quarter of 2020. Our effective tax rate for the third quarter of 2021 was 20.0%, compared to zero for the second quarter of 2021, and 19.4% for the third quarter of 2020. The lower effective tax rate for the second quarter of 2021 was due to significant tax benefits recognized on the exercise of stock options.
Balance Sheet
Deposits
At September 30, 2021, deposits totaled $11.7 billion, an increase of $291.0 million, or 2.6%, from June 30, 2021, and an increase of $9.4 billion, or 411.3%, from September 30, 2020. Noninterest bearing deposits totaled $11.6 billion, representing approximately 99.3% of total deposits at September 30, 2021, an increase of $295.7 million from the prior quarter end, and a $9.4 billion increase compared to September 30, 2020. The increase in total deposits from the prior year quarter end was driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets and other fintech related customers. The Bank’s 10 largest depositors accounted for $5.3 billion in deposits, or approximately 45.6% of total deposits at September 30, 2021, compared to $5.3 billion in deposits, or approximately 46.7% of total deposits at June 30, 2021, substantially all of which are from customers operating in the digital currency industry.
Our continued growth has been accompanied by significant fluctuations in the level of our deposits, in particular our deposits from customers operating in the digital currency industry, as our customers in this industry typically carry higher balances over the weekend to take advantage of the 24/7 availability of the SEN, and carry lower balances during the business week. The Bank’s average total digital currency customer deposits during the third quarter of 2021 amounted to $11.2 billion, the high and low daily total digital currency deposit levels during such time were $12.6 billion and $9.8 billion, respectively, compared to an average of $9.9 billion during the second quarter of 2021, and high and low daily deposit levels of $11.8 billion and $6.8 billion, respectively.
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and other cash management solutions. These tools enable Silvergate’s customers to grow their businesses and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:

	September 30, 2021		June 30, 2021		September 30, 2020
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	94	$6,759	93	$5,395	69	$729
Institutional investors	830	3,344	771	3,986	599	850
Other customers	381	1,365	360	1,734	260	515
Total	1,305	$11,468	1,224	$11,114	928	$2,095
________________________
(1)Total deposits may not foot due to rounding.
The weighted average cost of deposits for the third quarter of 2021 and for the second quarter of 2021 was 0.00%, compared to 0.01% for the third quarter of 2020.

	Three Months Ended
	September 30, 2021		June 30, 2021		September 30, 2020
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$11,305,650	—	$9,980,680	—	$1,935,661	—
Interest bearing accounts:
Interest bearing demand accounts	8,597	0.05%	27,303	0.12%	41,871	0.10%
Money market and savings accounts	67,735	0.14%	69,527	0.15%	65,646	0.25%
Certificates of deposit	566	0.70%	633	0.63%	1,238	1.29%
Total interest bearing deposits	76,898	0.13%	97,463	0.14%	108,755	0.21%
Total deposits	$11,382,548	0.00%	$10,078,143	0.00%	$2,044,416	0.01%
Loan Portfolio
Total loans, including net loans held-for-investment and loans held for sale, were $1.6 billion at September 30, 2021, an increase of $139.5 million, or 9.4%, from June 30, 2021, and an increase of $226.5 million, or 16.2%, from September 30, 2020.

	September 30, 2021	June 30, 2021	September 30, 2020

	(Dollars in thousands)
Real estate loans:
One-to-four family	$119,817	$144,247	$209,040
Multi-family	54,636	67,704	72,714
Commercial	250,295	272,948	316,653
Construction	6,046	5,481	13,854
Commercial and industrial(1)	254,624	204,279	25,951
Reverse mortgage and other	1,385	1,364	6,881
Mortgage warehouse	128,975	49,897	94,684
Total gross loans held-for-investment	815,778	745,920	739,777
Deferred fees, net	883	1,151	2,843
Total loans held-for-investment	816,661	747,071	742,620
Allowance for loan losses	(6,916)	(6,916)	(6,763)
Loans held-for-investment, net	809,745	740,155	735,857
Loans held-for-sale(2)	818,447	748,577	665,842
Total loans	$1,628,192	$1,488,732	$1,401,699
________________________
(1)Commercial and industrial loans includes $254.5 million, $203.4 million and $22.4 million of SEN Leverage loans as of September 30, 2021, June 30, 2021 and September 30, 2020, respectively.
(2)Loans held-for-sale are comprised entirely of mortgage warehouse loans for all periods presented.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was unchanged at $6.9 million at September 30, 2021, compared to June 30, 2021 and increased slightly from $6.8 million at September 30, 2020. The ratio of the allowance for loan losses to gross loans held-for-investment at September 30, 2021 was 0.85%, compared to 0.93% and 0.91% at June 30, 2021 and September 30, 2020, respectively.
Nonperforming assets totaled $5.8 million, or 0.05% of total assets, at September 30, 2021, a decrease of $1.7 million from $7.5 million, or 0.06% of total assets at June 30, 2021. Nonperforming assets increased $1.7 million, from $4.1 million, or 0.16%, of total assets, at September 30, 2020.

	September 30, 2021	June 30, 2021	September 30, 2020

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$5,845	$7,508	$4,107
Troubled debt restructurings	$1,867	$1,437	$1,572
Other real estate owned, net	—	—	$27
Nonperforming assets	$5,845	$7,508	$4,134

Asset Quality Ratios:
Nonperforming assets to total assets	0.05%	0.06%	0.16%
Nonperforming loans to gross loans(1)	0.72%	1.01%	0.56%
Nonperforming assets to gross loans and other real estate owned(1)	0.72%	1.01%	0.56%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.00%
Allowance for loan losses to gross loans(1)	0.85%	0.93%	0.91%
Allowance for loan losses to nonperforming loans	118.32%	92.12%	164.67%
________________________
(1)Loans exclude loans held-for-sale at each of the dates presented.

Coronavirus Disease 2019 (“COVID-19”) Update
As of September 30, 2021, the majority of COVID-19 related deferred loans have returned to paying, and only an immaterial amount of loans are still being deferred.
In April 2020, the Company implemented a short-term loan modification program for customers impacted financially by the COVID-19 pandemic to provide temporary relief to certain borrowers who meet the program’s qualifications. Due to the fluid nature of COVID-19, this program has been evolving in order to provide maximum relief to bank borrowers. As of September 30, 2021, the remaining loans in deferral due to COVID-19 are as follows:

	Loan Balance At Period End	Percentage of Gross Loans Held-for-Investment

	(Dollars in thousands)
COVID-19 related modifications:
Real estate loans:
One-to-four family	$226	0.0%
Securities
Securities available-for-sale increased $1.1 billion, or 17.1%, from $6.2 billion at June 30, 2021, and increased $6.3 billion, or 666.2%, from $944.2 million at September 30, 2020, to $7.2 billion at September 30, 2021. The Company purchased $1.6 billion of securities in the third quarter of 2021, including $530.9 million of agency residential mortgage-backed securities, $354.3 million of municipal bonds, $516.6 million of U.S. agency securities excluding mortgage-backed securities, $135.0 million of agency commercial mortgage-backed securities, and $21.0 million of private-label commercial mortgage-backed securities, bringing total year to date securities purchases to $6.9 billion as of September 30, 2021. During the third quarter of 2021, the Company sold $338.9 million of securities and recognized a gain of $5.2 million.
Capital Ratios
At September 30, 2021, the Company’s ratio of common equity to total assets was 6.88%, compared with 7.08% at June 30, 2021, and 10.83% at September 30, 2020. At September 30, 2021, the Company’s book value per common share was $33.10, compared to $32.84 at June 30, 2021, and $15.18 at September 30, 2020.
At September 30, 2021, the Company had a tier 1 leverage ratio of 8.71%, common equity tier 1 capital ratio of 40.98%, tier 1 risk-based capital ratio of 50.80% and total risk-based capital ratio of 51.13%.
At September 30, 2021, the Bank had a tier 1 leverage ratio of 8.24%, common equity tier 1 capital ratio of 48.04%, tier 1 risk-based capital ratio of 48.04% and total risk-based capital ratio of 48.37%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.

Capital Ratios(1)	September 30, 2021	June 30, 2021	September 30, 2020
The Company
Tier 1 leverage ratio	8.71%	7.91%	10.36%
Common equity tier 1 capital ratio	40.98%	46.75%	22.58%
Tier 1 risk-based capital ratio	50.80%	47.61%	24.03%
Total risk-based capital ratio	51.13%	48.00%	24.68%
Common equity to total assets	6.88%	7.08%	10.83%
The Bank
Tier 1 leverage ratio	8.24%	7.88%	9.84%
Common equity tier 1 capital ratio	48.04%	47.29%	22.82%
Tier 1 risk-based capital ratio	48.04%	47.29%	22.82%
Total risk-based capital ratio	48.37%	47.69%	23.47%
________________________
(1)September 30, 2021 capital ratios are preliminary.
Equity Offerings
On August 4, 2021, the Company issued and sold 8,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of 5.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per share of Series A Preferred Stock, equivalent to $25 per Depositary Share. The aggregate gross proceeds of the offering were $200.0 million and net proceeds to the Company were approximately $193.7 million after deducting underwriting discounts and offering expenses. When, as and if declared by our board of directors, or a duly authorized committee, of the Company, dividends will be payable from the date of issuance, quarterly in arrears, beginning on November 15, 2021. The Company may redeem the Series A Preferred Stock at its option, subject to regulatory approval, on or after August 15, 2026.
Subsequent Event
On October 14, 2021, the Company’s Board of Directors declared the first quarterly dividend payment of $15.08 per share, equivalent to $0.377 per depositary share, on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, for the period covering August 4, 2021 through November 14, 2021, for a total dividend of $3.0 million. The depositary shares representing the Series A Preferred Stock are traded on the New York Stock Exchange under the symbol “SI.PRA.” The dividend will be payable on November 15, 2021 to shareholders of record of the preferred stock as of October 29, 2021.
Conference Call and Webcast
The Company will host a conference call on Tuesday, October 19, 2021 at 11:00 a.m. (Eastern Time) to present and discuss second quarter 2021 financial results. The conference call can be accessed live by dialing 1-844-378-6480 or for international callers, 1-412-317-1088, and requesting to be joined to the Silvergate Capital Corporation Third Quarter 2021 Earnings Conference Call. A replay will be available starting at 1:00 p.m. (Eastern Time) on October 19, 2021 and can be accessed by dialing 1-877-344-7529, or for international callers 1-412-317-0088. The passcode for the replay is 10160499. The replay will be available until 11:59 p.m. (Eastern Time) on November 2, 2021.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergate.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.

Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to fully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Hunter Stenback / Ashna Vasa
858-200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
ASSETS
Cash and due from banks	$168,628	$52,859	$16,422	$16,405	$15,152
Interest earning deposits in other banks	3,615,860	4,415,458	4,315,100	2,945,682	182,330
Cash and cash equivalents	3,784,488	4,468,317	4,331,522	2,962,087	197,482
Trading securities, at fair value	—	26,998	1,990	—	—
Securities available-for-sale, at fair value	7,234,216	6,176,778	1,717,418	939,015	944,161
Loans held-for-sale, at lower of cost or fair value	818,447	748,577	897,227	865,961	665,842
Loans held-for-investment, net of allowance for loan losses	809,745	740,155	728,390	746,751	735,857
Federal home loan and federal reserve bank stock, at cost	34,010	29,460	14,851	14,851	14,839
Accrued interest receivable	32,154	24,505	9,432	8,698	7,385
Premises and equipment, net	1,483	1,604	1,758	2,072	3,122
Derivative assets	37,210	39,454	34,442	31,104	34,138
Other assets	24,868	33,628	20,122	15,696	17,747
Total assets	$12,776,621	$12,289,476	$7,757,152	$5,586,235	$2,620,573
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$11,586,318	$11,290,638	$6,889,281	$5,133,579	$2,164,326
Interest bearing accounts	76,202	80,918	113,090	114,447	116,782
Total deposits	11,662,520	11,371,556	7,002,371	5,248,026	2,281,108
Federal home loan bank advances	—	—	—	—	10,000
Subordinated debentures, net	15,841	15,838	15,834	15,831	15,827
Accrued expenses and other liabilities	26,179	31,575	25,326	28,079	29,877
Total liabilities	11,704,540	11,418,969	7,043,531	5,291,936	2,336,812
Commitments and contingencies
Preferred stock	2	—	—	—	—
Class A common stock	265	265	248	188	186
Class B non-voting common stock	—	—	—	1	1
Additional paid-in capital	891,611	697,070	551,798	129,726	132,647
Retained earnings	175,485	151,993	131,058	118,348	109,229
Accumulated other comprehensive income	4,718	21,179	30,517	46,036	41,698
Total shareholders’ equity	1,072,081	870,507	713,621	294,299	283,761
Total liabilities and shareholders’ equity	$12,776,621	$12,289,476	$7,757,152	$5,586,235	$2,620,573

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest income
Loans, including fees	$16,972	$17,158	$13,527	$50,727	$38,358
Taxable securities	14,000	8,324	3,746	25,916	13,917
Tax-exempt securities	5,014	3,123	1,720	9,832	3,345
Other interest earning assets	1,755	1,599	196	4,633	1,325
Dividends and other	195	466	116	804	437
Total interest income	37,936	30,670	19,305	91,912	57,382
Interest expense
Deposits	26	35	57	107	5,760
Federal home loan bank advances	—	—	65	—	336
Subordinated debentures and other	247	252	257	744	830
Total interest expense	273	287	379	851	6,926
Net interest income before provision for loan losses	37,663	30,383	18,926	91,061	50,456
Provision for loan losses	—	—	—	—	589
Net interest income after provision for loan losses	37,663	30,383	18,926	91,061	49,867
Noninterest income
Mortgage warehouse fee income	665	753	758	2,372	1,590
Service fees related to off-balance sheet deposits	—	—	1	—	78
Deposit related fees	8,171	11,308	3,293	26,603	7,497
Gain on sale of securities, net	5,182	—	—	5,182	3,753
(Loss) gain on sale of loans, net	—	—	(96)	—	354
Gain on extinguishment of debt	—	—	—	—	925
Other income	24	8	8	44	132
Total noninterest income	14,042	12,069	3,964	34,201	14,329
Noninterest expense
Salaries and employee benefits	10,729	10,260	8,899	31,979	26,856
Occupancy and equipment	523	599	845	1,736	2,646
Communications and data processing	1,793	1,796	1,389	5,210	3,963
Professional services	2,471	2,594	1,207	6,782	3,297
Federal deposit insurance	4,297	3,844	209	10,437	514
Correspondent bank charges	572	812	403	1,881	1,123
Other loan expense	299	280	60	753	281
Other general and administrative	1,655	1,334	1,121	4,686	3,300
Total noninterest expense	22,339	21,519	14,133	63,464	41,980
Income before income taxes	29,366	20,933	8,757	61,798	22,216
Income tax expense (benefit)	5,874	(2)	1,697	4,661	5,297
Net income	23,492	20,935	7,060	57,137	16,919
Dividends on preferred stock	—	—	—	—	—
Net income available to common shareholders	$23,492	$20,935	$7,060	$57,137	$16,919
Basic earnings per common share	$0.89	$0.81	$0.38	$2.29	$0.91
Diluted earnings per common share	$0.88	$0.80	$0.37	$2.26	$0.88
Weighted average common shares outstanding:
Basic	26,525	25,707	18,682	24,927	18,674
Diluted	26,766	26,102	19,134	25,308	19,119